Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 10, 2016 on the consolidated financial statements and internal control over financial reporting, which appears in the annual report on Form 10-K of Old Second Bancorp, Inc., for the year ended December 31, 2015, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Plante & Moran, PLLC

Chicago, Illinois

November 4, 2016